Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of May 9, 2012, by and between PetroLogistics LP, a Delaware limited partnership (the “Partnership”), David Lumpkins, Nathan Ticatch, LG Propylene LLC, a Delaware limited liability company (“LGP”), and YSOF Propylene Investor, LLC, a Delaware limited liability company (“YSOF”).  The parties hereto referred to individually each as a “Party” and collectively as the “Parties.”

WHEREAS, this Agreement is made in connection with the transactions contemplated by the Contribution, Assignment and Assumption Agreement dated March 30, 2012 (the “Contribution Agreement”);

WHEREAS, the Partnership has agreed to provide certain registration and other rights set forth in this Agreement for the benefit of David Lumpkins, Nathan Ticatch, LGP and YSOF pursuant to the Contribution Agreement; and

WHEREAS, it is a condition to the obligations of each Party under the Contribution Agreement that this Agreement be executed and delivered;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party hereto, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions.  Capitalized terms used herein without definition shall have the meanings given to them in the Amended and Restated Agreement of Limited Partnership of the Partnership dated May 3, 2012, as amended from time to time (the “Partnership Agreement”).  The terms set forth below are used herein as so defined:

“Adverse Effect” has the meaning given to such term in Section 2.02(d).

“Affiliate” means, with respect to a specified Person, directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person.  For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given to such term in the introductory paragraph.

“Commission” has the meaning given to such term in Section 1.02.

“Common Unit” means a common unit representing a limited partner interest in the Partnership.

“Contribution Agreement” has the meaning given to such term in the recitals of this Agreement.

“Deferred Issuance and Distribution” has the meaning given to such term in the Contribution Agreement.

“Demand Securities” means the Common Units issued or issuable to YSOF and LGP pursuant to the Contribution Agreement (including those issued to each such Party in connection with the Deferred Issuance and Distribution), which Demand Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.

“Effectiveness Period” has the meaning given to such term in Section 2.01(c).

“Exchange Act” has the meaning given to such term in Section 2.05(i).

“General Partner” means PetroLogistics GP LLC, a Delaware limited liability company.

“Holder” means the record holder of any Registrable Securities.

“Holder Indemnitees” has the meaning given to such term in Section 2.08(a).

“IPO” means the initial offering of the Common Units to the public as described in that certain registration statement (file no. 333-175035) filed with the Commission on Form S-1.

“LGP” has the meaning given to such term in the introductory paragraph.

“Losses” has the meaning given to such term in Section 2.08(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

“Notice” has the meaning given to such term in Section 2.01(a).

“Non-Party Affiliates” has the meaning given to such term in Section 3.15.

“Partnership” has the meaning given to such term in the introductory paragraph.

“Partnership Agreement” has the meaning given to such term in Section 1.01.

“Person” means any individual, corporation, partnership, voluntary association, partnership, joint venture, trust, limited liability partnership, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Piggyback Notice” has the meaning given to such term in Section 2.03(a).

“Piggyback Registration” has the meaning given to such term in Section 2.03(a).

“Registrable Securities” means the aggregate of the Demand Securities and Common Units issued or issuable to each of David Lumpkins and Nathan Ticatch pursuant to the Contribution Agreement (including those issued to each such Party in connection with the Deferred Issuance and Distribution), which Registrable Securities are subject to the rights provided in herein until such rights terminate pursuant to the provisions hereof.

“Registration Expenses” has the meaning given to such term in Section 2.07(b).

“Registration Statement” has the meaning given to such term in Section 2.01(a).

“Requesting Holders” has the meaning given to such term in Section 2.01(a).

“Securities Act” means the Securities Act of 1933.

“Selling Expenses” has the meaning given to such term in Section 2.07(b).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.

“Shelf Registration Statement” has the meaning given to such term in Section 2.01(a).

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“WKSI” has the meaning given to such term in Section 2.01(d).

“YSOF” has the meaning given to such term in the introductory paragraph.

Section 1.02           Registrable Securities.  Subject to the terms and conditions contained herein regarding the transferability or assignability of Registrable Securities, any Registrable Security will cease to be a Registrable Security (a) at the time a Registration Statement covering such Registrable Security has been declared effective by the Securities and Exchange Commission (the “Commission”), or otherwise has become effective, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act) or is eligible for sale without registration pursuant to Rule 144(k) (or any similar provision then in force under the Securities Act) promulgated by the Commission pursuant to the Securities Act, in the opinion of counsel to the Partnership; (c) if such Registrable Security is held by the Partnership or one of its subsidiaries; or (d) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.

ARTICLE II
REGISTRATION RIGHTS

Section 2.01           Demand Registration.

(a)           At any time after the expiration of the lock-up period agreed to by any Holder with the Managing Underwriter in connection with the IPO (or if such lock-up period is waived by such Managing Underwriter, from and after such earlier date), upon the written request (a “Notice”) by Holders collectively owning at least ten percent (10%) of the then-outstanding Registrable Securities (“Requesting Holders”), subject to adjustment pursuant to Section 3.04, the Partnership shall file with the Commission within sixty (60) calendar days following the receipt of the Notice, a registration statement (each, a “Registration Statement”) of the Partnership to permit the public sale by Holders of all Registrable Securities which are permitted to participate in such Registration Statement pursuant to this Agreement (and may cover other securities of the Partnership) on (i) Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale of Registrable Securities, from time to time (a “Shelf Registration Statement”) or (ii) if the Partnership is not then eligible to file on Form S-3, on Form S-1 or under any other rule or regulation promulgated under the Securities Act, or any successor rule that may be adopted by the Commission, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and any document incorporated by reference therein.

(b)           A Notice shall specify: (i) the approximate aggregate number of Registrable Securities requested to be registered by such Requesting Holder(s), (ii) the intended method of disposition of the Registrable Securities, to the extent then known and (iii) the identity of the Requesting Holder(s).  Within five (5) business days after receipt of a Notice, the Partnership shall give written notice of such Notice to all other Holders.

(c)           The Partnership shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the Commission as soon as practicable after the initial filing date.  Any Registration Statement shall provide for the resale pursuant to any method or combination of methods, and shall be on such appropriate registration forms of the Commission, legally available to, and requested by, the Requesting Holders of any and all Registrable Securities covered by such Registration Statement.  The Partnership shall use its commercially reasonable efforts to cause each Registration Statement filed pursuant to this Section 2.01 to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”).  Each Registration Statement when effective (and the documents incorporated therein by reference) shall comply as to form with all applicable requirements of the Securities Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  Subject to Section 2.02(b), there shall be no limit on the number of Registration Statements that may be required by the Holders hereunder.

(d)           To the extent the Partnership is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”), the Partnership shall file any Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto.  The Partnership shall use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the Effectiveness Period.

Section 2.02           Underwritten Offerings.

(a)           Request for Underwritten Offering.  In the event that one or more Requesting Holders collectively elect to dispose of Demand Securities (subject to adjustment pursuant to Section 3.04) under a Registration Statement pursuant to an Underwritten Offering, the Partnership shall, upon request by such Requesting Holders during the Effectiveness Period, retain underwriters in order to permit such Holders to effect such sale through an Underwritten Offering.  The obligation of the Partnership to retain underwriters at the Requesting Holders’ request shall include entering into an underwriting agreement in customary form with the Managing Underwriter or underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08 and taking all reasonable actions as are requested by the Managing Underwriter or underwriters to expedite or facilitate the disposition of such Demand Securities.  The Partnership shall, upon request of the Holders, cause its management to participate in a roadshow or similar marketing effort on behalf of the Holders.

(b)           Limitation on Underwritten Offerings.  In no event shall the Partnership be required hereunder to participate in more than two (2) Underwritten Offerings in any twelve (12)-month period.

(c)           General Procedures.  In connection with any Underwritten Offering under this Agreement, the Holders of a majority of the Demand Securities to be registered in an Underwritten Offering shall select the investment banking firm or firms to manage the Underwritten Offering; provided, that such selection shall be subject to the consent of the Partnership, which such consent shall not be unreasonably withheld or delayed.  In connection with any Underwritten Offering under this Agreement, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities.  No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement; provided, however, that the obligation of such Selling Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Selling Holders, and the liability of each such Selling Holder shall be in proportion thereto, and provided, further, however, that such liability shall be limited to the net amount received by such Selling Holder from the sale of his, her or its Registrable Securities pursuant to such Underwritten Offering.  Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to such Selling Holder’s obligations.  No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf, its intended method of distribution and any other representation required by law.  If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw from the Underwritten Offering by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at a time prior to the time of pricing of such Underwritten Offering.  No such withdrawal shall affect the Partnership’s obligation to pay Registration Expenses.

(d)           Priority in Underwritten Offerings.  Notwithstanding anything to the contrary contained herein, no Registrable Securities to be sold for the account of any person (including the Partnership) other than the Requesting Holder(s) shall be included in a Underwritten Offering unless the Managing Underwriter or underwriters shall advise the Requesting Holder(s) in writing that the inclusion of such Registrable Securities will not adversely affect the price, timing or distribution of the offering or otherwise adversely affect its success (an “Adverse Effect”). Furthermore, if the Managing Underwriter or underwriters shall advise the Requesting Holder(s) that, even after exclusion of all securities of other persons pursuant to the immediately preceding sentence, the amount of Demand Securities proposed to be included in such Underwritten Offering by Requesting Holders is sufficiently large to cause an Adverse Effect, the Demand Securities of the Requesting Holders to be included in such Underwritten Offering shall equal the number of shares which the Requesting Holders are so advised can be sold in such offering without an Adverse Effect and such shares shall be allocated pro rata among the Requesting Holders on the basis of the number of Demand Securities requested to be included in such registration by each such Requesting Holder.

Section 2.03           Piggyback Rights.

(a)           Participation.  If the Partnership proposes to file, whether for its own account or for the account of the Holders:  (i) a shelf registration statement (including a Shelf Registration Statement contemplated by Section 2.01), (ii) a prospectus supplement to an effective registration statement, (including a Registration Statement contemplated by Section 2.01), or (iii) a registration statement other than a shelf registration statement (other than a registration statement on Forms S-4 or S-8 or any successor forms thereto) (each, a “Piggyback Registration”), then the Partnership shall give prompt written notice (a “Piggyback Notice”) (including notice by electronic mail) to each Holder (including its affiliates) holding at least three percent (3%) of the then-outstanding Registrable Securities (based upon the Common Unit price at market close on the date of the notice) regarding such proposed registration, and such notice shall offer such Holders the opportunity to include in such Piggyback Registration such number of Registrable Securities as each such Holder may request.  Each Piggyback Notice shall specify, at a minimum, the number and type of Registrable Securities proposed to be registered, the proposed date of filing of such Piggyback Registration with the Commission, the proposed means of distribution, the proposed Managing Underwriter or underwriters (if any and if known) and a good faith estimate by the Partnership of the proposed minimum offering price of such Registrable Securities.  Each such Holder shall make such request in writing to the Partnership (including by electronic mail) within five (5) business days (or one business day in connection with any overnight or bought Underwritten Offering) after the receipt of any such Piggyback Notice, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder and, subject to the terms and conditions of this Agreement, the Partnership shall use its reasonable best efforts to cause all Registrable Securities held by such Holders to be included in such Piggyback Registration; provided that:

(i)            if, at any time after giving written notice of its intention to register equity securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Partnership shall determine for any reason not to register such equity securities, the Partnership may, at its election, give written notice of such determination within 5 business days thereof to each Holder of Registrable Securities and, thereupon, shall not be obligated to register any Registrable Securities in connection with such registration (but shall nevertheless pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Holders of Registrable Securities that a registration be effected under Section 2.01 or Section 2.02; or

(ii)           subject to Section 2.02(d), if in connection with a registration pursuant to this Section 2.03, the Managing Underwriter of such registration (or, in the case of an offering that is not an Underwritten Offering, a nationally recognized investment banking firm) shall advise the Partnership that, in its reasonable opinion, the number of securities requested and otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without an Adverse Effect, then in the case of any registration pursuant to this Section 2.03, the Partnership shall include in such registration to the extent of the number which the Partnership is so advised can be sold in such offering without such Adverse Effect,

(A)          if the Piggyback Registration relates to an offering for the Partnership’s own account, then (i) first, the securities the Partnership proposes to sell and (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities; or

(B)           if the Piggyback Registration relates to an offering initiated by Requesting Holders, then (i) first, the Registrable Securities requested to be included therein by the Requesting Holders requesting such registration and the Registrable Securities requested to be included in such registration pursuant to a Piggyback Notice, pro rata among the Holders of such Registrable Securities, and (ii) second, any other securities requested to be included in such registration.

(C)           if the Piggyback Registration relates to an offering by a third party or parties holding registration rights other than the Requesting Holders, then (i) first, the securities requested to be included therein by the third party or parties requesting such registration, and (ii) second, any other securities requested to be included in such registration, including securities held by the Holders, pro rata.

Section 2.04           Delay Rights.  Notwithstanding anything to the contrary contained herein, if the Board of Directors of the General Partner determines, in good faith and within ten (10) business days after receipt by the Partnership of Notice from a Requesting Holder, that the Partnership’s compliance with its obligations under Section 2.01 or Section 2.02 would be materially detrimental to the Partnership and its partners because such registration would (a) materially interfere with a significant acquisition, reorganization, financing or other similar transaction involving the Partnership, (b) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (c) render the Partnership unable to comply with applicable securities laws, then the Partnership shall have the right to postpone compliance with its obligations under Section 2.01 or Section 2.02, and, if applicable, have the right to suspend sales of Registrable Securities pursuant to an effective Registration Statement; provided, the Board of Directors of the General Partner must provide written notice to the affected Holders promptly after such determination, and provided further, that in no event shall this Section 2.04 be utilized for a period that exceeds an aggregate of forty-five (45) days in any 180-day period or ninety (90) days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Party in connection with an Underwritten Offering.  Upon disclosure of any information or the termination or subsequent inapplicability of a condition described in (a) through (c) above, the Partnership shall provide prompt notice to the affected Holders, shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit sales of Registrable Securities as contemplated in this Agreement.

Section 2.05           Sale Procedures.  In connection with its obligations under this Article II, the Partnership will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto will, as expeditiously as possible:

(a)           prepare and file with the Commission a Registration Statement on an appropriate form under the Securities Act, including any amendments and supplements to each Registration Statement and the prospectus used in connection therewith as may be necessary to keep each Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)           if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering and the Managing Underwriter notifies the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Partnership shall use its reasonable best efforts to include such information in such prospectus supplement;

(c)           furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (ii) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement;

(d)           if applicable, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, (ii) keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required be kept effective and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each Selling Holdings to consummate the disposition of the Registrable Securities owned by such Selling Holdings in such jurisdictions; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(e)           promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

(f)            immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.  Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)           subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to any offering of Registrable Securities;

(h)           in the case of an Underwritten Offering, furnish to each Selling Holder and underwriter, (i) an opinion of counsel for the Partnership dated the date of the closing under the underwriting agreement and (ii) a “cold comfort” letter, dated the pricing date of such Underwritten Offering (to the extent available) and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters and Selling Holders may reasonably request;

(i)            otherwise use its reasonable efforts to comply with the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all applicable rules and regulations of the Commission promulgated thereunder, and any other applicable securities laws, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j)            make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Partnership personnel as is reasonable and customary (i) to enable such Parties to establish a due diligence defense under the Securities Act and (ii) for assistance in the selling efforts relating to the Registrable Securities, including, but not limited to, the participation of such members of the Partnership’s management in road show presentations;

(k)           cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;

(l)            use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of the Registrable Securities;

(m)          provide a transfer agent and registrar for all Registrable Securities covered by a Registration Statement not later than the effective date of such registration statement;

(n)           cooperate with each Holder and each underwriter and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority;

(o)           promptly make available for inspection by any Holder, any underwriter, and any attorney, accountant or other agent or representative retained by any such Selling Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Partnership, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Partnership’s officers, directors and employees to (i) supply all information requested by any such Inspector in connection with such Registration Statement and (ii) be reasonably available for due diligence discussions and sessions (taking into account the Partnership’s business needs); provided, however, that, the disclosure of such information may be subject to the execution by such Selling Holder or other Inspector of a customary confidentiality agreement in a form which is reasonably satisfactory to the Partnership;

(p)           cooperate with the Selling Holders and the Managing Underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any Registration Statement, and enable such securities to be in such denominations and registered in such names as the Managing Underwriter or such Selling Holders may request and keep available and make available to the Partnership’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates; and

(q)           enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.05, shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.05 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus.

Section 2.06           Cooperation by Holders.  The Partnership shall have no obligation to include in a Registration Statement, or in an Underwritten Offering pursuant to Section 2.02, Registrable Securities of a Selling Holder who has failed to timely furnish such information that, in the opinion of counsel to the Partnership, is reasonably required in order for the Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.07           Expenses.

(a)           Expenses.  The Partnership will pay all Registration Expenses, including in the case of an Underwritten Offering, regardless of whether any sale is made in such Underwritten Offering or whether any Registration Statement becomes effective. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder pro rata on the basis of the number of such Holder’s Registrable Securities so registered. In addition, except as otherwise provided in Section 2.07, the Partnership shall not be responsible for legal fees incurred by Holders from their individually retained counsel in connection with the exercise of such Holders’ rights hereunder.

(b)           Certain Definitions.  “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01 or Section 2.03 and/or in connection with an Underwritten Offering pursuant to Section 2.02 or Section 2.03 and the disposition of such Registrable Securities whether or not any Registration Statement becomes effective, including, without limitation, all registration, filing, securities exchange listing and securities exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any opinions, special audits or “cold comfort” letters required by or incident to such performance and compliance.  “Selling Expenses” means all underwriting fees, discounts and selling commissions applicable to the sale of such Holder’s Registrable Securities.

Section 2.08           Indemnification.

(a)           By the Partnership.  The Partnership agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder participating therein, its directors, officers, employees, advisors and agents, and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees, advisors and agents (collectively, “Holder Indemnitees”), from and against any and all losses, claims, damages, expenses, amounts paid in settlement or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Holder Indemnitees may become subject under the Securities Act, the Exchange Act, any applicable securities law or otherwise, insofar as such Losses (or investigations, actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, relate to or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in the light of the circumstances under which such statement is made) contained in a Registration Statement, any preliminary prospectus or prospectus supplement, free writing prospectus or final prospectus or prospectus supplement contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Holder Indemnitee for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings as such expenses are incurred; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss directly results from an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance on and in strict conformity with information furnished by such Selling Holder, its directors, officers, employees and agents or such controlling Person in writing specifically for use in a Registration Statement, or prospectus or any amendment or supplement thereto, as applicable. Such indemnity and contribution required by Section 2.08(d) hereof shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such directors, officers, employees agents or controlling Person, and shall survive the transfer of such securities by such Selling Holder.  The reimbursements required by this Section 2.08(a) will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(b)           By Each Selling Holder.  Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, its directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification; provided, further, however, that such Selling Holder shall not be liable in any such case to the extent that prior to the filing of any such Registration Statement or prospectus or amendment thereof or supplement thereto, such Selling Holder has furnished in writing to the Partnership information expressly for use in such Registration Statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Partnership.

(c)           Notice.  Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08.  In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof.  Unless in the indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying party exists with respect to a claim, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred.  Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.  If the defense of an indemnification claim is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (x) such settlement or compromise imposes no liability or obligation on, and includes contains a full and unconditional release of, the indemnified party or (y) the indemnified party otherwise consents in writing.

(d)           Contribution.  If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements, omissions or acts that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall the Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification.  The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein.  The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of fraudulent misrepresentation.  Notwithstanding the provisions of this Section 2.08(d), no Selling Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Selling Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Selling Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. The Selling Holders’ obligations in this Section 2.08(d) to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

Section 2.09           Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to:

(a)           make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar rule or regulation hereafter adopted by the Commission), at all times from and after the date hereof;

(b)           file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and Exchange Act and the rules and regulations adopted by the Commission thereunder at all times from and after the date hereof (or, if the Partnership is not required to file such reports, will upon the request of the Holders, make similar information publicly available); and

(c)           so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.10           Transfer or Assignment of Registration Rights.  The rights to cause the Partnership to register Registrable Securities granted to a Holder by the Partnership under this Article II may be transferred or assigned by such Holder to one or more transferee(s) or assignee(s) of such Registrable Securities; provided, however, that (a) unless such transferee or assignee is an Affiliate of a Party hereto, each such transferee or assignee holds Registrable Securities representing at least three percent (3%) of the then-outstanding Registrable Securities, subject to adjustment pursuant to Section 3.04, (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee agrees to be bound by this Agreement.

Section 2.11           Restrictions on Public Sale by Holders of Registrable Securities.  Each Holder who, along with its Affiliates, holds Common Units, subject to adjustment pursuant to Section 3.04, agrees to enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of the Registrable Securities during the ninety (90) calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, provided that (a) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other unitholder of the Partnership on whom a restriction is imposed and (b) the restrictions set forth in this Section 2.11 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.

Section 2.12           Preservation of Rights.  From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of Registrable Securities, (a) enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than pari passu with, or expressly subordinate to the rights of, the Holders of Registrable Securities hereunder or (b) take any action, or permit any change to occur, with respect to its securities that is inconsistent with, or violates the rights of, the Holders of Registrable Securities hereunder.

ARTICLE III
MISCELLANEOUS

Section 3.01           Communications.  All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a)           if to YSOF:

YSOF Propylene Investor, LLC

767 Fifth Avenue

17th Floor

New York, NY 10153

Attention:  Zalmie Jacobs

Email:  Zjacobs@yorkcapital.com

(b)           if to LGP:

LG Propylene LLC

630 Fifth Avenue, 30th Floor

New York, NY 10111

Attention:  Jaime Buehl-Reichard

Email:  Buehl@lindsaygoldbergllc.com

(c)           if to David Lumpkins:

David Lumpkins

600 Travis, Suite 3250

Houston, TX 77002

Email: Lumpkins@petrologistics.com

(d)           if to Nathan Ticatch:

Nathan Ticatch

600 Travis, Suite 3250

Houston, TX 77002

Email: Ticatch@petrologistics.com

(e)           if to a transferee of a Holder, to such Holder at the address provided pursuant to Section 2.10; and

(f)            if to the Partnership:

PetroLogistics LP

600 Travis, Suite 3250

Houston, TX 77002

Attention:  David Lumpkins

Email:  lumpkins@petrologistics.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via electronic mail; and when actually received, if sent by courier service or any other means.

Section 3.02           Successor and Assigns.  Other than as provided in Section 3.15, this Agreement shall inure solely to the benefit of and be binding upon the Parties hereto and the successors and assigns of each of the Parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03           Assignment of Rights.  All or any portion of the rights and obligations of the Holders under this Agreement may be transferred or assigned by the Holders in accordance with Section 2.09 hereof.

Section 3.04           Recapitalization, Exchanges, Etc. Affecting the Registrable Securities.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, splits, recapitalizations, pro rata distributions and the like occurring after the date of this Agreement.

Section 3.05           [Reserved].

Section 3.06           Specific Performance.  Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each Party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 3.07           Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.08           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.09           Governing Law.  The laws of the State of New York shall govern this Agreement.

Section 3.10           Severability of Provisions.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.11           Scope of Agreement.  This Agreement is the final expression of the Parties’ agreement, and is a complete and exclusive statement of the agreement and understanding of the Parties hereto, in respect of the subject matter contained herein. Except as provided in the Partnership Agreement, there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein.  Except as provided in the Partnership Agreement, this Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 3.12           Amendment.  This Agreement may be amended only by means of (a) a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities or (b) by unanimous vote of the independent directors of the Board of Directors of PetroLogistics GP LLC; provided, however, that no such amendment pursuant to Section 3.12(b) shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.13           No Presumption.  If any claim is made by a Party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or its counsel.

Section 3.14           Aggregation of Registrable Securities.  All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 3.15           Obligations Limited to Parties to Agreement.  Each of the Parties covenants, agrees and acknowledges that no Person other than the Partnership and the Holders shall have any obligation hereunder and that, notwithstanding that one or more of the Holders may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, attorney, representative, general or limited partner, manager, member, stockholder or Affiliate of any of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing (“Non-Party Affiliates”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability on an entity party against its owners or affiliates), it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any Non-Party Affiliate, as such, for any obligations of the Holders under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of the Holders hereunder. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 3.15.

Section 3.16           Interpretation.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by the Holders under this Agreement, such action shall be in the Holders’ sole discretion unless otherwise specified.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

PETROLOGISTICS LP
By: PetroLogistics GP LLC, its general partner

By:	/s/ David Lumpkins
Name:	David Lumpkins
Title:	Executive Chairman

YSOF PROPYLENE INVESTOR, LLC

By:	/s/ Zalmie Jacobs
Name:	Zalmie Jacobs
Title:

LG PROPYLENE LLC

By:	/s/ Robert J. S. Roriston
Name:	Robert J. S. Roriston
Title:	Authorized Signatory

/s/David Lumpkins
David Lumpkins

/s/ Nathan Ticatch
Nathan Ticatch